SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549



                                   FORM 8 - K


                                 CURRENT REPORT



     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



     Date of Report (Date of earliest event reported) April 22, 1999
                                                      -------------


                         STERLING FINANCIAL CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



         Washington                   0-20800                  91-1572822
     -------------------      ------------------------       --------------
       (State or Other        (Commission File Number)       (IRS Employer
       Jurisdiction of                                       Identification
       Incorporation)                                            Number)



                111 North Wall Street, Spokane, Washington 99201
             ------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)



     Registrant's Telephone Number, Including Area Code   (509) 458-3711
                                                          --------------

                                       N/A
          ------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)




     INFORMATION TO BE INCLUDED IN THE REPORT


     Item 5. Other Events
     --------------------

     Sterling Financial Corporation announces first quarter earnings for the period ended March 31, 1999.

     See attached information release.




                         STERLING FINANCIAL CORPORATION

                                   FORM 8 - K



                               S I G N A T U R E



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                       STERLING FINANCIAL CORPORATION
                                                 (Registrant)




     April 26, 1999                   /s/ Daniel G. Byrne
     --------------                   -----------------------------------
     Date                             Daniel G. Byrne
                                        Sr. Vice President, Finance and
                                        Assistant Secretary

     For Release April 22, 1999 9:00 a.m. PST     Contact: Heidi B. Stanley
                                                           (509) 358-6160

                         STERLING FINANCIAL CORPORATION
                        OF SPOKANE, WASHINGTON, ANNOUNCES
                           1999 FIRST QUARTER EARNINGS

     Spokane, Washington April 22, 1999--Sterling Financial Corporation (NASDAQ:STSA) today announced net income of $2.84 million, or $0.35 per diluted share, for the three months ended March 31, 1999. This compares with net income of $2.83 million, or $0.34 per diluted share, for the prior year's comparable period.

     Net interest income of $17.7 million for the three months ended
     March 31, 1999 reflected a 43.0% increase, compared with $12.4 million for the same period in the prior year. The increase in net interest income for the current three-month period was due primarily to an increase in the volume of average interest-earning assets, which increased to $2.15 billion for the quarter ended March 31, 1999, compared to $1.79 billion for the comparable period a year ago. The improvement reflects a volume increase in loans and a lower cost of funding, which is primarily a result of the June 1998 KeyBank branch acquisition.

     Sterling completed its merger with Big Sky Bancorp, Inc. ("Big Sky") in November 1998. This transaction was accounted for as a pooling of interests; and accordingly, all historical amounts have been restated to include the results of Big Sky.

     Harold B. Gilkey, Chairman and CEO, stated, "We have made substantial progress in increasing our loan production which was approximately $340.7 million during the first quarter of 1999, an increase of 64.0% over the same period a year ago." He added that Sterling's net interest margin increased to 3.35% during the most recent quarter, the highest level in recent years.

     Total assets increased approximately 20.7% to $2.35 billion at March 31, 1999, compared with $1.95 billion at March 31, 1998. Total deposits increased 45.6% to $1.56 billion at March 31, 1999, compared with $1.07 billion at March 31, 1998. Operating expenses were $15.9 million for the three months ended March 31, 1999, compared with $10.2 million for the three months ended March 31, 1998. The increase during the quarter was due primarily to increased personnel costs associated with the new KeyBank branches and with increased community bank lending staff.

     As Mr. Gilkey indicated, total loan production for the three months ended March 31, 1999 was $340.7 million, which compared favorably to the last quarter total of $313.5 million. Increases during the quarter were noted primarily in community bank loans, which include business banking, construction, commercial real estate, and consumer.

     -more-

     Sterling Financial Corporation
     Page 2
     April 22, 1999

     During the quarter, Sterling implemented a change in the way it reports deposit balances to the Federal Reserve. Additionally, Sterling is in the process of converting to an in-house processing system for customer checks. Both of these items are expected to improve float management in the future.

     Sterling's return on average common equity was 9.55% for the three months ended March 31, 1999, compared with 10.24% for the same period in 1998. Return on average assets was 0.49% for the three months ended March 31, 1999, compared with 0.60% for the same period in 1998.

     Delinquent loans as a percentage of total loans receivable were 0.44% at March 31, 1999, compared with 0.53% at March 31, 1998. Nonperforming assets were 0.47% of total assets at March 31, 1999, compared to 0.70% at March 31, 1998. Sterling's loan loss reserves were at 0.89% of net loans at March 31, 1999, an increase from 0.87% at March 31, 1998.



     Sterling Financial Corporation of Spokane, Washington, is a savings and loan holding company which owns Sterling Savings Bank. Sterling Savings Bank is a Washington State-chartered, federally insured stock savings association which opened in April 1983. Sterling Savings Bank, based in Spokane, Washington, has branches throughout Washington, Idaho, Oregon and western Montana. Through Sterling's wholly owned subsidiaries Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho and western Montana. Sterling's subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities, and tax-deferred annuities, through regional representatives throughout Sterling Savings' branch network.

     ANY TREND OR FORWARD-LOOKING INFORMATION INCLUDED IN THIS PRESS RELEASE IS SUBJECT TO NUMEROUS POSSIBLE RISKS AND UNCERTAINTIES. THESE INCLUDE, BUT ARE NOT LIMITED TO: THE POSSIBILITY OF ADVERSE ECONOMIC DEVELOPMENTS WHICH MAY, AMONG OTHER THINGS, INCREASE DEFAULT AND DELINQUENCY RISKS IN STERLING'S LOAN PORTFOLIOS; SHIFTS IN INTEREST RATES WHICH MAY RESULT IN LOWER INTEREST RATE MARGINS; CHANGES IN ACCOUNTING POLICIES; CHANGES IN THE MONETARY AND FISCAL POLICIES OF THE FEDERAL GOVERNMENT; CHANGES IN THE REGULATORY AND COMPETITIVE ENVIRONMENT, AND OTHER RISKS. STERLING'S FUTURE RESULTS MAY DIFFER MATERIALLY FROM HISTORICAL RESULTS AS WELL AS FROM ANY TREND OR FORWARD-LOOKING INFORMATION INCLUDED IN THIS RELEASE.